Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE
CONTACTS
Intervoice, Inc.
Craig E. Holmes
Chief Financial Officer
(972) 454-8708

Intervoice Announces David W. Brandenburg’s
Retirement and New Leadership Appointments

DALLAS — November 18, 2004 — Intervoice, Inc. (NASDAQ: INTV), announced today the retirement of David W. Brandenburg as Chairman and Chief Executive Officer of the Company. Mr. Brandenburg held this position since June 26, 2000. Mr. Brandenburg will continue to serve on the Company’s Board as a director through late December 2004.

Mr. Brandenburg rejoined the Company in June 2000, after coming out of retirement to lead the Company through its integration with Brite Voice Systems after the companies merged. Mr. Brandenburg had previously served as the Company’s President from June 1990 through December 1994. He also served on the Board of Directors from 1989 through 1995. During Mr. Brandenburg’s tenure as Chairman and Chief Executive Officer, the Company returned to growth and profitability following the difficult business environment after 9-11. Mr. Brandenburg’s leadership helped position Intervoice today as an innovator and industry leader in the voice automation market.

In connection with Mr. Brandenburg’s retirement, the Company’s Board of Directors elected Gerald F. Montry, a director of the Company since October 2002, to serve as Chairman of the Board. Mr. Montry is an active member of the Board of Directors and currently serves on the Finance and Strategic Planning, Audit and Compensation Committees. Mr. Montry brings a wealth of experience to this position. From 1986 to September 1998, Mr. Montry served as Senior Vice President and Chief Financial Officer of DSC Communications Corporation and served as a director prior to its acquisition by Alcatel. From July 1994 to July 1996 Mr. Montry was a member of the Company’s Board of Directors. Currently, Mr. Montry serves as a director of Transwitch Corporation. He also is a principal in the firm of Mont Reuil & Co., a firm that manages private investments.

In addition, Robert E. Ritchey, the President and a director of the Company, will assume the additional responsibilities of Chief Executive Officer. Mr. Ritchey joined Intervoice as President and General Manager, Enterprise Solutions Division, in December 2000. In July 2002, Mr. Ritchey was appointed President of the Company. He was elected as a member of the Board of Directors in July 2004. Prior to joining Intervoice, Mr. Ritchey held various senior leadership positions responsible for general management, sales, marketing, and operations at Sprint Corporation, Northern Telecom, Sensormatic Electronics Corporation/TYCO, and Honeywell. Mr. Brandenburg stated: “Over the last four years Bob’s leadership and unwavering resolve to return the Company to profitability with a strong balance sheet have been paramount, and I support the Board’s decision to appoint Bob as Chief Executive Officer.”

Mr. Montry stated: “All of us at Intervoice are appreciative of David Brandenburg’s many years of service to our Company. While he will be missed, we fully understand his desire at this stage in life to take a less active role in the day-to-day management of the Company. We are appreciative of David’s willingness to continue as a director, and such continuity, together with Bob Ritchey’s business acumen and leadership skills, will afford a smooth transition in our Company’s leadership.”

About Intervoice
 With more than 20 years of experience, Intervoice, Inc. (NASDAQ: INTV) creates measurable business value by applying innovative speech technology to optimize voice automation solutions. Intervoice provides developers, enterprises and carriers with the platform, software and services necessary to enable an interactive dialogue with technology, resulting in improved operational efficiencies, revenue, and customer satisfaction. Omvia®, the open, standards-based Intervoice product suite, consists of advanced messaging, portal, IVR and payment applications. The Omvia Voice Framework is the most open voice solution on the market, allowing unparalleled scalability and flexibility within a traditional, VXML or SALT environment. Intervoice has sold more than 23,000 systems worldwide to companies including Ameritrade, Amtrak, Citibank, MasterCard, O2, Rogers Wireless, SBC, Travelocity, Verizon and Vodafone. A Microsoft Certified Partner, Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.